Quantum Technologies Reports Fiscal 2005 Second Quarter Financial Results

Irvine, CA -- December 9, 2004 - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems for hydrogen fuel cell and alternative fuel applications, today reported results for its fiscal 2005 second quarter ended October 31, 2004. Conference call information is provided below.

For the second quarter of fiscal 2005, Quantum reported revenue of $5.0 million and a net loss of $3.3 million or $0.10 per share. This compared to revenue of $6.7 million and a net loss of $2.0 million or $0.09 per share for the same period of fiscal 2004. The decline in revenue is mainly attributable to lower product sales in the Fuel Cell Systems segment, partially offset by increases in customer funded programs for the development and eventual production of hydrogen-based systems. The decline in product sales and gross profits was the primary reason for the increase in the overall net operating loss for the current period.

Fuel Cell Systems segment revenue during the quarter was $2.6 million, representing a 24% decrease over the prior year's second quarter revenue, which was $3.4 million. The decline was mainly attributable to lower product sales due to interruptions in our storage system production in order to satisfy evolving customer requirements on product specifications for the bus platform and to perform additional product testing for the SUV platform. Contract revenue during the quarter for the application of fuel delivery systems for fuel cell vehicles increased by 240% from $0.5 million in fiscal 2004 to $1.7 million in fiscal 2005, due to new and expanded programs on behalf of automotive OEM customers and additional military contracts. The Fuel Cell Systems segment operating income for the second quarter decreased from an operating income of $0.6 million in fiscal 2004 to an operating loss of $0.3 million in fiscal 2005 primarily due to lower product sales.

Revenue within the Alternative Fuels segment was $2.3 million during the quarter, representing a 30% decrease from $3.3 million in revenue for the same period of the previous year. This decrease is due primarily to the discontinuance by General Motors' of mid-size automobiles equipped with compressed natural gas systems. Contract revenue during the quarter in the Alternative Fuels segment increased by 11% from $0.9 million in fiscal 2004 to $1.0 million in fiscal 2005, due to new engineering, design and integration activities related to hydrogen internal combustion engines. The Alternative Fuels segment operating loss increased 100% for the second quarter of fiscal 2005 compared to fiscal 2004 from $0.6 million to $1.2 million primarily due to lower product sales and declines in gross margins as a result of lower volumes.

Six Months Results

For the six month period ended October 31, 2004, revenue decreased $3.3 million, or 23% from $14.6 million in the first half of fiscal year 2004 to $11.3 million in the first half of fiscal year 2005, primarily due to lower product volumes in the business segments.

For the six month period ended October 31, 2004, Quantum's operating loss increased $2.4 million, or 63%, from $3.8 million in fiscal 2004 to $6.2 million in fiscal 2005. This increase is primarily attributable to lower gross profits on product sales in both operating segments, partially offset by an increase in customer funded research and development contract revenues. The Alternative Fuels segment's operating loss increased by $0.5 million compared to the first six month period of the previous year from $1.5 million in fiscal 2004 to $2.0 million in fiscal 2005, and the Fuel Cell Systems segment reported a $0.2 million operating loss compared to a $1.9 million operating income in the same period of the previous year.

During the six month period ended October 31, 2004, Quantum reported an overall net loss of $5.7 million or $0.18 per share. This compared to a net loss of $3.8 million or $0.16 per share for the same period of fiscal year 2004.

"We remain optimistic about stronger revenue streams for the second half of fiscal 2005 and are looking forward to the closing of the acquisition of Starcraft," stated Alan P. Niedzwiecki, President and CEO. "We are also excited about the increasing number of hydrogen and fuel cell development programs with our OEM customer base, many of these programs leading to commercialization and additional fuel cell vehicles on the road in calendar 2005 and beyond."

Subsequent Event -- Merger Agreement with Starcraft Corporation

On November 23, 2004, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Starcraft Corporation ("Starcraft", Nasdaq: STCR) whereby Quantum will acquire all of the outstanding shares of Starcraft in a tax-free stock-for-stock exchange. Under terms of the Merger Agreement, Quantum will maintain its listing on the Nasdaq National Market and will operate Starcraft as a wholly owned subsidiary. The Company believes that the merger of Quantum and Starcraft will create a well-capitalized company with strong, complementary revenue streams and a solid product and service portfolio to address the mainstream automotive and hydrogen economy markets.

The proposed transaction is expected to close during the first quarter of calendar 2005. If the Merger Agreement is terminated, depending on the nature of the termination event, the Company or Starcraft may be required to pay a termination fee or out-of-pocket expenses to the other party in the maximum amount of $3,250,000.

If all approvals are received and the merger is completed, Starcraft shareholders (other than dissenting shareholders) will receive Quantum common stock for each Starcraft common share outstanding in accordance with the exchange ratio (2.341) fixed pursuant to the terms of the Merger Agreement. In addition, holders of options to acquire Starcraft common shares will have a choice to (a) have the options assumed by Quantum on the same terms and conditions as were applicable immediately prior to the merger and adjusted in accordance with the fixed exchange ratio, or (b) surrender the options in exchange for a cash payment equal to the difference between $15.61 per Starcraft common share and their applicable per-share exercise price. Based on the number of shares outstanding on the date of the Merger Agreement, Starcraft common shareholders would own approximately 40% of the pro forma Quantum common shares outstanding following completion of the transaction.

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Statements of Operations

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2004	2003	2004
Revenue:
Net product sales	$ 5,348,875	$ 2,252,591	$ 11,898,560	$ 5,610,594
Contract revenue	1,376,243	2,709,078	2,704,744	5,706,022
Total revenue	6,725,118	4,961,669	14,603,304	11,316,616

Costs and expenses:
Cost of product sales	3,175,941	1,940,768	7,548,830	4,603,961
Research and development	3,436,663	4,167,623	6,544,817	8,293,982
Selling, general and administrative	2,198,992	2,370,332	4,353,739	4,569,436
Total costs and expenses	8,811,596	8,478,723	18,447,386	17,467,379

Operating loss	(2,086,478)	(3,517,054)	(3,844,082)	(6,150,763)

Interest income, net	28,352	230,597	54,587	439,182
Other income (expense), net	24,403	(18,589)	24,394	(18,589)
Provision for income taxes	(2,800)	(4,000)	(39,345)	(4,800)

Net loss applicable to common stock	$ (2,036,523)	$ (3,309,046)	$ (3,804,446)	$ (5,734,970)

Basic and diluted loss per share	$ (0.09)	$ (0.10)	$ (0.16)	$ (0.18)

Number of shares used in the basic
and diluted per share calculation	23,507,253	31,704,600	23,093,849	31,695,549

Cash Flow Information:
Depreciation and amortization	$ 1,312,080	$ 1,121,531	$ 2,625,637	$ 2,373,885
Cash used in operating activities	682,300	2,393,871	725,217	5,023,210
Capital expenditures	288,238	149,549	355,693	841,749

	April 30,	October 31,
	2004	2004
Balance Sheet Information:
Cash and cash equivalents	$ 15,728,901	$ 8,411,238
Marketable securities:
Maturing within one year	35,595,269	46,629,270
Maturing after one year	17,232,298	7,843,134
Total assets	103,446,944	96,305,528
Current liabilities	5,995,467	4,448,888
Stockholders' equity	97,451,477	91,856,640
Working capital	57,689,205	63,086,231

Financial Results Call Scheduled:

Thursday, December 9, 2004

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, Conference ID# 2738153.

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins. For those of you unable to join us at this time, a playback of this call will be available on the Company's Investor Relations web page: www.qtww.com/investor_relations/index.shtml. The playback will also be available via telephone approximately two hours after the call until December 14, 2004, at 8:55 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291, Conference ID# 2738153. For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum

Quantum is a leading designer, integrator and manufacturer of packaged fuel systems for fuel cells and alternative fuel applications in the transportation, fuel cell stationary power generation and hydrogen refueling infrastructure markets. Leveraging its core competencies in ultra-light weight composite fuel storage, fuel injection, fuel metering, electronic controls, OEM-level systems integration, and years of OEM production experience, Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum is a Tier 1 OEM supplier and has product commercialization alliances with General Motors, Sumitomo and IMPCO. Quantum's customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, Sunline, Yamaha, AeroVironment, and the U.S. Army.

Quantum's website: www.qtww.com.

Forward Looking Statements

Statements in this document and in the investor presentation regarding the proposed transaction between Quantum and Starcraft, the expected timetable for completing the transaction, future financial and operating results, including the ability to achieve GAAP profitability within a certain timeframe, benefits and synergies of the transaction, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by the management of either Quantum or Starcraft constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, material costs, other general costs and expenses; savings realized from consolidation of general and administrative expenses; an amortization expense from the recognition of an intangible asset arising from the valuation of current contracts and relationships; the failure to realize the synergies and other perceived advantages resulting from the merger; the ability of the parties to successfully integrate Quantum's and Starcraft's operations and employees; costs and potential litigation associated with the merger; the failure to obtain the approval of each company's stockholders; the inability to obtain, or meet conditions imposed for, applicable regulatory and tax requirements relating to the merger; the failure of either party to meet the closing conditions set forth in the definitive merger agreement; the ability to retain key personnel both before and after the merger; each company's ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; competitive conditions in the industry; business cycles affecting the markets in which the companies conduct business; and economic conditions generally. Additional factors may be found in Quantum's Form 10-K for the year ended April 30, 2004 and in the other documents filed by the parties with the Securities and Exchange Commission, including the Registration Statement on Form S-4 that will be filed in connection with the proposed transaction.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company's management at the time they are made, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Cathy Johnston

Director of Communications and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2004 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600